Exhibit 10.1
Consulting Agreement

This Consulting Agreement (the “Agreement’) is made as of August 11, 2020 (the “Effective Date”) and confirms the understanding of the parties with respect to the consulting services that Blue Ox Healthcare Partners, LLC (“Blue Ox”) has agreed to perform for Obalon Therapeutics, Inc. (“Obalon” or the “Company”), as well as Blue Ox’s obligations with respect to Obalon’s confidential information and any intellectual property that may arise from this Agreement.

1.	Consulting Services.
Blue Ox will perform or cause an affiliate thereof, as approved by Obalon in writing, to perform consulting services (the “Services”) to the senior management and the Board of Directors of Obalon as an independent contractor through the end of the Term (as defined below in Section 3). These Services shall include the following, which may be more fully set forth or amended in writing by Obalon and Blue Ox:

(a)
Work to secure an agreement between Obalon and a major health plan, agreed upon in writing by Obalon and Blue Ox, to conduct an outcomes study that will expand the current clinical evidence base to include health economic analysis on the cost of care reductions from use of the Obalon Balloon System;

(b)	Work with the senior management of Obalon to develop a new “go-to-market” strategy;

(c)	Work to secure agreements with health plans and other entities that result in reimbursement for and/or utilization of Obalon’s Balloon System; and

(d)	other pertinent activities mutually agreed upon by Obalon and Blue Ox.

While working with Obalon, the performance of Blue Ox’s Services will be coordinated and directed by Charles D. Kennedy, MD, Managing Partner and CEO of Blue Ox and any change must be approved in writing by Obalon. Blue Ox will provide Obalon with 30 days written notice if Dr. Kennedy has a change in title or responsibilities at Blue Ox, of if Blue Ox is no longer Dr. Kennedy’s primary professional pursuit/employer.

2.	Compensation.

In consideration of the Blue Ox Services, Obalon will provide Blue Ox with the following:

(a)
Consulting Services Fee. Obalon will pay Blue Ox a cash fee of $50,000 per month for a period of six (6) months ($300,000 total) (the "Consulting Services Fee"), payable in advance in two installments of $150,000 each, the first one on the Effective Date and the second one on the first day of the subsequent 3 month period.

(b)
Warrants. Obalon will grant Blue Ox on the Effective Date warrants to purchase 100,000 shares of Obalon common stock (the "Initial Warrants Grant") at an exercise price equal to a 15% premium to the average closing price for the 10 trading days prior to the Effective Date (the “Warrants Exercise Price”). The warrants will have the terms and conditions in the form set forth in Exhibit A to this Agreement.

(c)
Outcomes Study Grant. Obalon will grant Blue Ox warrants to purchase 350,000 shares of Obalon common stock upon Obalon executing an agreement, arising as a result of Blue Ox’s efforts, with a major health plan agreed upon in writing by Obalon and Blue Ox, for a clinical outcomes study designed to support a positive coverage determination based on clinical improvements in conditions such as diabetes (the "Outcomes Study Grant"). Alternatively, if a major health plan, agreed upon in writing by Obalon and Blue Ox, elects to bypass any clinical outcomes study and instead enters into a written agreement with Obalon to utilize and reimburse Obalon for the Obalon Balloon System under its health plan without such study, and Blue Ox was the procuring cause for such written agreement, Obalon will make an Outcomes Study Grant to Blue Ox to purchase 500,000 shares rather than 350,000 shares.

Such warrants will have an exercise price equal to the Warrants Exercise Price and will have the terms and conditions in the form set forth in Exhibit A to this Agreement. Blue Ox shall receive the Grant for any such agreement entered into by Obalon either (x) during the Term or (y) during the 18 month period following the expiration or termination of this Agreement. Blue Ox’s efforts shall consist of documented activity by Blue Ox executing the elements of the Services with Obalon and an entity, agreed upon in writing by Obalon and Blue Ox, that may include but not be limited to introductory and ongoing discussions by Blue Ox, presentations by Blue Ox and Obalon, and any form of preliminary contents or scope of an agreement or other proposal material submitted by Blue Ox and Obalon. The issuance of such warrants to Blue Ox shall be made no later than 30 days following Obalon signing any such agreement.

(d)
Investment in Future Obalon Financing. If the Company proposes to offer and sell any equity securities of the Company, or securities of any type that are convertible or exchangeable into, or exercisable for, such equity securities (collectively, “New Securities”), then with respect to the first such offering following the date hereof and subject to compliance with NASDAQ and federal and state securities laws, Blue Ox will have a one-time right to purchase New Securities in such offering in an amount equal to the lesser of $5 million or 20% of the New Securities being sold in such offering on the same terms and at the same price as the New Securities are being sold to other participants in the offering. The participation right set forth in this Section 2(d) shall be exercisable in writing for ten (10) days following written notice from the Company setting forth its intention to sell such New Securities. Notwithstanding the foregoing, the following shall not be considered New Securities: (i) equity securities issued by reason of a dividend, stock split, split-up or other distribution on shares of common stock; (ii) equity securities issued to employees, directors, consultants or advisors of the Company pursuant to a plan, agreement or arrangement in existence as of the date hereof or subsequently approved by the board of directors of the Company; (iii) equity securities issued upon the exercise, conversion or exchange of any equity securities outstanding as of the date hereof; (iv) equity securities issued to banks, equipment lessors, or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing, or real property leasing transaction approved by the board of directors; (v) equity securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships; (vi) equity securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Company by merger, purchases of substantially all of the assets or other reorganization or to a joint venture agreement; and (vii) equity securities sold by the Company pursuant to the Purchase Agreement by and between the Company and Lincoln Park Capital Fund, LLC dated February 5, 2020.

(e)
Negotiation on Consulting Services Fee for Remainder of Term. Prior to the end of the 6 month period from the Effective Date, Obalon and Blue Ox agree to negotiate in good faith for fair and appropriate compensation, including cash and/or equity, for Blue Ox’s performance of Services for the remainder of the Term. If the parties are unable to reach agreement on such compensation, Obalon shall pay Blue Ox a cash fee of $50,000 per month on the first business day of each month.

3.	Term of Engagement; Termination.

(a)
Term. The term of this Agreement is one (1) year from the Effective Date (the “Term”) and shall automatically renew for subsequent one (1) month periods until such time as cancelled by Obalon or Blue Ox or otherwise extended by mutual written agreement between the parties.

(b)
Termination. Obalon or Blue Ox may terminate this Agreement for any reason or for no reason upon thirty (30) days prior written notice to the other party; provided, however, that (i) if Blue Ox terminated this Agreement during the first six (6) months of the Term, the shares subject to such Initial Warrants Grant shall be forfeited on a pro rata basis by the number of months remaining during the initial 6-month term after the date the notice of termination is given, and the remainder of such grant shall survive and remain in effect in accordance with the terms of such grant, (ii) the Outcomes Study Grant, if made (or, if required to be made pursuant to the terms of this Agreement, shall be made), shall survive and remain in effect in accordance with the terms of such grant, and (iii) Obalon shall have no obligation to pay the Consulting Services Fee for any subsequent month and Blue Ox shall refund any Consulting Services Fee paid in advance for any month after the month in which the termination takes effect.

(c)
Change of Control of Obalon. Obalon shall provide written notice to Blue Ox of any change of control, sale, merger, or acquisition involving a majority of the equity of, or the assets of, Obalon. Either party may terminate this Agreement upon written notice to the other party upon a change of control, sale, merger, or acquisition involving a majority of the equity of, or the assets of, Obalon; provided, however, that (i) the Initial Warrants Grant shall survive and remain in effect in accordance with the terms of such grant, (ii) the Outcomes Study Grant, if made (or, if required to be made pursuant to the terms of this Agreement, shall be made), shall survive and remain in effect in accordance with the terms of such grant, and (iii) the second payment obligation from Obalon to Blue Ox during the initial six (6) months of the Term will accelerate and become due and payable in full.

(d)
Change of Control of Blue Ox. Blue Ox shall provide written notice to Obalon of any change of control, sale, merger, or acquisition involving a majority of the equity of, or the assets of, Blue Ox. Either party may terminate this Agreement upon written notice to the other party upon a change of control, sale, merger, or acquisition involving a majority of the equity of, or the assets of, Blue Ox; provided, however, that (i) if such termination occurs in the first six (6) months of the Term, the shares subject to such Initial Warrants Grant shall be forfeited on a pro rata basis by the number of months remaining during the initial 6-month term after the date the notice of termination is given, and the remainder of such grant shall survive and remain in effect in accordance with the terms of such grant, (ii) the Outcomes Study Grant, if made (or, if required to be made pursuant to the terms of this Agreement, shall be made), shall survive and remain in effect in accordance with the terms of such grant, and (iii) Obalon shall have no obligation to pay the Consulting Services Fee for any subsequent month and Blue Ox shall refund any Consulting Services Fee paid in advance for any month after the month in which the termination takes effect.

(e)
Effect of Termination. Except as may be set forth otherwise in this Agreement, all rights and obligations of the parties that expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire and shall bind the parties and their legal representatives, successors, and permitted assigns. Without limiting the foregoing, the Sections titled “Ownership of Ideas, Copyrights and Patents” and “Confidentiality” shall survive any expiration or termination of this Agreement. For the avoidance of doubt, (x) this Agreement may only be terminated by written notice subject to Sections 3(b), 3(c), or 3(d), and (y) any payment obligation of Obalon that arises prior to any termination or expiration of this Agreement, including any amount of the Consulting Services Fee payable through such period, shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until fully performed.

4.	Representation and Warranties of Blue Ox.

(a)
General. Blue Ox represents and warrants that it is free to enter into this Agreement and that performance of the Services does not (i) breach any agreement that obligates Blue Ox to keep in confidence any trade secrets or confidential information of Blue Ox or of any third party, or (ii) breach any agreement with a third party that restricts Blue Ox from providing Services to Obalon.

(b)
Applicable Laws. Blue Ox represents, warrants and undertakes that it: (i) will perform this Agreement in compliance with all applicable laws other than non-compliance that would not be material and adverse to Obalon; (ii) shall not offer, pay, request or knowingly accept any illegal bribe, inducement, kickback or facilitation payment, and shall not make or knowingly and intentionally cause another to make any illegal offer or payment to any individual or entity for the purpose of improperly influencing a decision for the benefit of Obalon; and (iii) shall cause its controlled affiliates performing Services to perform such Services in compliance with all applicable laws other than non-compliance that would not be material and adverse to Obalon.

(c)	Conflict of Interest. During the term of the Agreement, Blue Ox shall not be engaged in any other business activity which would be directly competitive with Obalon’s obesity products or services.

5.	Representation and Warranties of Obalon.

(a)
General. Obalon represents and warrants that it is free to enter into this Agreement and that payment of fees in exchange for Services hereunder does not (i) breach any agreement that obligates Obalon to keep in confidence any trade secrets or confidential information of Obalon or of any third party, or (ii) breach any agreement with a third party that restricts Obalon from engaging Blue Ox with respect to providing Services to Obalon.

6.	Ownership of Ideas, Copyrights and Patents.

(a)
Obalon Materials. All materials, documents, data, software, information and inventions of Obalon supplied or made available to Blue Ox by or on behalf of Obalon or its designee, (collectively, “Obalon Materials”), shall be and remain the sole and exclusive property of Obalon. Blue Ox shall use such items solely to perform the relevant Services, and shall not use such items for any other purpose or for its own benefit or the benefit of any third parties, or disseminate or disclose such items to any third parties except as may be agreed to in writing by Obalon or as otherwise provided for in this Agreement. Blue Ox shall deliver to Obalon or destroy all such items reasonably promptly upon written demand, or reasonably promptly following expiration or termination of this Agreement in accordance with its terms.

(b)
Work Product. Blue Ox shall make full and prompt disclosure to Obalon of all Work Product. “Work Product” means all concepts, ideas, inventions, discoveries, models, designs, know-how, software, methodologies, technology, techniques, reports, results, presentations and other works of authorship discovered, invented, created, developed, written, conceived, made, improved, or reduced to practice by Blue Ox or any of its affiliates or any of their respective employees or contractors (whether solely or jointly with others) specifically in the performance of the Services, or that are specific to Obalon’s obesity products and services, or that are derived from, modify or improve upon any Obalon Materials, and any patent, trade secret, copyright or other intellectual property rights with respect thereto, but excluding (a) Blue Ox Materials (defined below) and (b) any concepts, ideas, inventions, discoveries, models, designs, know-how, software, methodologies, technology, techniques, reports, results, presentations and other works of authorship that have general applicability to individualized or value-based healthcare products, services or uses (“Non-Exclusive Materials”). Blue Ox agrees that all Work Product that is copyrightable subject matter shall be considered “work made for hire” to the extent qualifying as such under U.S. copyright law and that Obalon is and shall be the sole author of the Work Product and the sole owner of all rights therein in perpetuity. With respect to any Work Product that is not “work made for hire,” Blue Ox agrees to assign and hereby irrevocably assigns, without additional consideration, to Obalon, in perpetuity, all of Blue Ox's and its affiliates' (and their respective employees’ and contractors') respective rights, titles and interests worldwide in and to such Work Product. Blue Ox shall cause each of its employees and contractors (and each of its affiliates' respective employees and contractors) to assign all such rights, titles and interests to Blue Ox or its affiliate, as applicable, or directly to Obalon, as appropriate. At Obalon’s request and expense, Blue Ox shall, and shall cause its affiliates and their respective employees and contractors to, execute all documents and take all actions that are reasonably necessary to perfect Obalon’s ownership of the Work Product.

(c)
Ownership and License of Non-Exclusive Materials. As between the parties, Blue Ox shall retain sole and exclusive ownership of all Non-Exclusive Materials and Blue Ox hereby grants to Obalon, its affiliates and their respective successors and assigns, a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, paid-up, right and license to use the Non-Exclusive Materials solely to the extent necessary for Obalon to publicly display or perform, market, advertise and promote, manufacture, import, sell, offer to sell, have sold, and use its Balloon System and any other Obalon obesity products and services now in existence or under development or as otherwise mutually agreed upon by the parties.

(d)
Warranties. Blue Ox represents, warrants and covenants that Blue Ox has the right to make the assignments and grant the licenses to Obalon set forth in this Section, and that ownership and use of the Work Product by or on behalf of Obalon will not constitute an infringement of any third party patent, trademark, copyright, trade secret or other proprietary right.

(e)
Blue Ox Materials. To the extent any deliverable contemplated hereunder with respect to a Service includes Blue Ox’s, its affiliates' or any third party’s concepts, ideas, inventions, discoveries, models, designs, know-how, software, methodologies, technology techniques, presentations, writings, concepts, or other information that are discovered, invented, created, conceived, made or reduced to practice by Blue Ox, its affiliates or any third party (a) prior to or after performing Services, or (b) independent of Blue Ox’s performance of the Services and without reference to any Obalon Materials (“Blue Ox Materials”), Blue Ox shall use its reasonable efforts to reasonably identify such Blue Ox Materials and, as between the parties, Blue Ox shall retain sole and exclusive ownership in such Blue Ox Materials. Blue Ox hereby grants to Obalon, its affiliates and their respective successors and assigns, a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, paid-up, right and license to use the Blue Ox Materials solely to the extent necessary for Obalon to publicly display or perform, market, advertise and promote, manufacture, import, sell, offer to sell, have sold, and use the Balloon System and any other Obalon obesity products and services mutually agreed upon by the parties.

7.	Confidentiality.

(a)
Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any technical or business information disclosed by one party or any of its affiliates (the “Disclosing Party”) to the other party (the “Receiving Party”) that: (i) if disclosed in writing, is marked “confidential” or “proprietary” at the time of such disclosure; (ii) if disclosed orally, is identified as “confidential” or “proprietary” at the time of such disclosure; or (iii) under the circumstances, a person exercising reasonable business judgment would understand to be confidential or proprietary. Confidential Information will not include information that (w) is now or thereafter becomes generally known or available to the public, through no act or omission on the part of the Receiving Party; (x) was known by the Receiving Party prior to receiving such information from the Disclosing Party and without restriction as to use or disclosure; (y) is rightfully acquired by the Receiving Party from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure; or (z) is independently developed by the Receiving Party without access to any Confidential Information of the Disclosing Party.

(b)
Protection and Non-Disclosure of Confidential Information. During the Term and for a period of two (2) years thereafter (other than Confidential Information identified at the time of its disclosure by a party as a trade secret, which shall be maintained in perpetuity), each Party agrees to maintain the other Party's Confidential Information in strict confidence, not to use any such Confidential Information for any purpose except in connection with the Services or as otherwise provided for in this Agreement, and not to disclose such Confidential Information to any third parties except as otherwise provided for in this Agreement. Each Party may disclose the Confidential Information of the other Party to its members, employees, advisors, consultants and agents (“Representatives”) who have a bona fide need to know such Confidential Information for the performance, management, receipt or use pursuant to the Parties’ rights and obligations under this Agreement, provided that each such Representative first executes a written agreement (or is otherwise already bound by a written agreement) that contains use and nondisclosure restrictions at least as protective of the other Party’s Confidential Information as those set forth in this Agreement. The provisions of this Section 7 will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law or regulation; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.

(c)
Return of Confidential Information. Promptly following the expiration or termination of this Agreement in accordance with the terms hereof, of if the Disclosing Party otherwise requests in writing, the Receiving Party will promptly return to the Disclosing Party or destroy all tangible items and embodiments containing or consisting of the Disclosing Party's Confidential Information and all copies thereof (including electronic copies); provided however, the Receiving Party may retain (i) a copy for audit, legal and regulatory purposes; and additionally (ii) all electronic copies of Confidential Information residing in its automatic backup systems, provided that such copies will continue to be held confidential subject to the terms of this Agreement.

(d)
Other Obligations. The terms of this Section 7 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that the Parties may have relating to the protection of the other

Party’s Confidential Information. The Parties agree to not disseminate or in any way disclose this Agreement or the contents hereof to any person, firm, business or governmental agency or department, except as such disclosure is expressly permitted in this Agreement. Furthermore, neither Party may disclose the existence of any negotiations, discussions or consultations in progress between or involving the Parties to any person, firm or business or to any form of public media without the prior written approval of the other Party.

8.	Equitable Relief.

The Parties recognize that any threatened breach or breach of the Sections titled “Ownership of Ideas, Copyrights and Patents” or “Confidentiality” may cause irreparable harm that may be inadequately compensable in damages and that, in addition to other remedies that may be available at law or equity, a Party may be entitled to seek injunctive relief for such threatened or actual breach, without the obligation of posting a bond or proving monetary damages.

9.	Independent Contractor.

Blue Ox agrees that it is an independent contractor when performing the Services and that the relationship between Blue Ox and Obalon created pursuant to the terms of this Agreement does not constitute a partnership, joint venture or agency. Other than pursuant to a specific written agreement between the parties, neither Blue Ox nor any employee (i) is an agent or legal representative of Obalon or (ii) has any authority to represent Obalon or to enter into any contracts or assume any liabilities on behalf of Obalon. Blue Ox may provide services to other companies during the Term.

10.	Indemnification.

(a)
By Blue Ox. Blue Ox will indemnify, defend, and hold harmless Obalon and its officers, directors, shareholders, employees and agents (“Obalon Indemnified Entities”) from and against any third party claims, actions and proceedings (each a “Claim”) brought against any of the Obalon Indemnified Entities, including payment of all costs, expense, liability or damage, including reasonable out-of-pocket attorneys’ fees, incurred by or awarded to such third party pursuant to such Claim, to the extent arising out of or relating to any common law fraud, willful misconduct, grossly negligent acts, or violation of any applicable law by Blue Ox in connection with Blue Ox’s performance of Services pursuant to this Agreement, infringement of any third party intellectual property by Blue Ox, or breach of any representation or warranty expressly made by Blue Ox in this Agreement.

(b)
By Obalon. Obalon will indemnify, defend, and hold harmless Blue Ox and its members, officers, directors, shareholders, employees and agents (“Blue Ox Indemnified Entities”) from and against any Claim brought against any of the Blue Ox Indemnified Entities, including payment of all costs, expense, liability or damage, including reasonable out-of-pocket attorneys’ fees, incurred by or awarded to such third party pursuant to such Claim, to the extent arising out of or relating to the Services rendered by Blue Ox (except as provided for in Section 10(a) or to the extent otherwise caused by the grossly negligent act or omission of Blue Ox), any common law fraud, willful misconduct, grossly negligent acts, or violation of any applicable law by Obalon in connection with this Agreement, infringement of any third party intellectual property by Obalon, or breach of any representation or warranty expressly made by Obalon in this Agreement.

(c)
Process. The party seeking indemnification of a Claim under this Section shall notify the other Party promptly upon becoming aware of the Claim (but failure to promptly notify shall not release the other party from its obligations under this Section unless such failure materially prejudices its ability to defend such Claim) and shall permit the other party to control the defense and settlement of such Claim so long as it is for money damages only and such other party first verifies that it agrees to be fully responsible for all liabilities and obligations related to such Claim and that it will provide full indemnification with respect thereto. The indemnified party shall reasonably cooperate with the indemnifying party in the defense and settlement of the Claim as reasonably requested by the indemnifying party and at the indemnifying party’s expense, and will not consent to any settlement or the entry of any judgment in connection with the Claim without the indemnifying party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed. The indemnified party may participate in the defense of the Claim with its own counsel at its own expense.

11.	Limitation of Liability.

(a)
EXCEPT FOR ANY BREACH OF SECTION 7 CONFIDENTIALITY OR ANY CLAIMS FOR INDEMNIFICATION, NEITHER PARTY WILL BE LIABLE TO THE OTHER (INCLUDING ITS REPRESENTATIVES AND/OR AFFILIATES) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS, ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER ARISING IN CONTRACT (INCLUDING BREACH OF WARRANTY), TORT OR OTHERWISE, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED, HAD REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

(b)
Except for any breach of Section 7 Confidentiality or any claims for indemnification under Section 10 Indemnification, the parties acknowledge and agree that the liability of a party under this Agreement shall not exceed the aggregate amount of cash payments made and/or received hereunder.

12.	Governing Law.

This Agreement, including the validity, construction and performance hereof, shall be governed by the laws of the State of Delaware without regard to its conflicts of laws provisions.

13.	Notices.

Any notice, consent, claim, demand, waiver, or other communication under this Agreement have legal effect only if in writing and addressed to a party to the address set forth below (or to such other address or such other person that a party may designate for itself from time to time in accordance with this Section). Notices sent in accordance with this Section will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by email, (in each case, with confirmation of transmission), if sent during the addressee's normal business hours, and on the next business day, if sent after the addressee's normal business hours; and (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.
Blue Ox:
Blue Ox Healthcare Partners, LLC
135 East 57th St., 23rd Floor
New York, NY 10022
Attn: Oded Levy, Managing Partner

Email: oded@blueoxhcp.com

with a copy to Blue Ox’s counsel:
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attn: Christian Matarese

Obalon:
Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
Attn: Andrew Rasdal, Chief Executive Officer
Email: arasdal@obalon.com

14.	Miscellaneous.

This Agreement (together with its Exhibits which are made a part of this Agreement by this reference) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, understandings, promises and representations with respect thereto. Notwithstanding the content of any other document or record, whether issued before or after the Effective Date, the provisions of this Agreement shall govern with respect to the subject matter hereof and any conflicting, inconsistent or additional terms regarding the subject matter hereof contained in other documents or records shall be void. No amendment, modification or waiver of any of the terms of this Agreement shall be deemed valid unless made in writing and duly executed by authorized representatives of both parties. Each party may enforce the Agreement in strict accordance with its terms. The failure of either party to enforce its rights strictly in accordance with terms shall not be construed as having in any way modified or waived same. Blue Ox may not assign, delegate or transfer this Agreement or any of its rights or obligations hereunder without the consent of Obalon, which consent may be granted or withheld within Obalon's sole discretion; provided, however, that Blue Ox shall retain the right to assign or transfer any warrants issued to it hereunder by Obalon to the extent permitted by and subject to the terms and condition of such grant. Obalon shall not assign or delegate its payment or indemnification obligations hereunder separate from any assignment of this Agreement in its entirety without the consent of Blue Ox, which consent may be granted or withheld within Blue Ox’s sole discretion. Invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision. This Agreement may be executed in two or more counterparts, and by electronic facsimile (such as a PDF file), each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.

[Signature Page to Follow]

Accepted and agreed to as of the date hereof:

/s/ Andrew Rasdal
Andrew Rasdal
President and CEO
Obalon Therapeutics, Inc.

/s/ Oded Levy
Oded Levy
Managing Partner
Blue Ox Healthcare Partners, LLC

[Signature Page for Consulting Agreement effective August 11, 2020]

EXHIBIT A

FORM OF WARRANTS

[SEE ATTACHED]